News Release

For Immediate Release:	For More Information,
February 3, 2011	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports
Fourth Quarter and Annual Earnings

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today a net loss available to common shareholders of $3.3 million, or ($0.19) per diluted common share, for the three months ended December 31, 2010 compared to net income available to common shareholders of $4.3 million, or $0.25 per diluted common share, for the same period in 2009.  The net loss reported for the fourth quarter of 2010 was primarily caused by write-downs of foreclosed properties that were assumed in the Company’s 2009 acquisition of a failed bank.  Earnings were also impacted by higher provisions for loan losses related both to loans acquired in the 2009 failed bank acquisition and to legacy loans.

For the year ended December 31, 2010, the Company reported net income available to common shareholders of $5.9 million, or $0.35 per diluted common share, compared to $56.3 million, or $3.37 per diluted common share, for the year ended December 31, 2009.  The annual 2009 results were impacted by a failed bank acquisition gain recorded in the second quarter of 2009 that amounted to $41.1 million, or $2.46 per diluted common share, on an after-tax basis.

Note Regarding Components of Earnings

The comparability of the Company’s results of operation for the three and twelve months ended December 31, 2010 is significantly affected by the accounting for the FDIC-assisted failed bank acquisition completed in 2009.  In the discussion below, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred.

As noted above, a bargain purchase gain increased income in 2009.  Additionally, post-acquisition accounting adjustments have significantly impacted income statement line items, particularly in the fourth quarter of 2010.  For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses.  For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, the Company records positive adjustments to interest income over the life of the respective loan.  For foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements.  Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations.  The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items.  Because of the FDIC loss-share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses, interest income, and losses from foreclosed properties is generally only impacted by 20% due to the corresponding adjustments made to the indemnification asset.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2010 amounted to $33.6 million, an 8.2% increase over the fourth quarter of 2009.  This increase was due to a higher net interest margin, which was partially offset by a lower level of earning assets.

Net interest income for the year ended December 31, 2010 amounted to $127.4 million, an 18.9% increase from 2009.  This increase was due to a higher net interest margin, as well as balance sheet growth realized from the June 2009 acquisition of a failed bank.

The Company’s net interest margin (tax-equivalent net interest income divided by average earnings assets) in the fourth quarter of 2010 was 4.79%, an 87 basis point increase from the 3.92% margin realized in the fourth quarter of 2009.  For the year ended December 31, 2010, the net interest margin was 4.39%, a 58 basis point increase compared to 3.81% for 2009.  Throughout 2010, the Company was able to lower rates on maturing time deposits that were originated in periods of higher interest rates.  Also, the Company has experienced declines in higher cost deposit accounts.

Also positively impacting net interest income during each period were purchase accounting adjustments, primarily related to the Company’s failed bank acquisition in 2009, including adjustments to loan interest income previously discussed.  See page 5 of the Financial Summary for a table that presents the impact of all purchase accounting adjustments.

Provision for Loan Losses and Asset Quality

The Company’s provision for loan losses amounted to $30.5 million in the fourth quarter of 2010 compared to $6.6 million in the fourth quarter of 2009.  The provision for loan losses for the year ended December 31, 2010 was $54.6 million compared to $20.2 million recorded in 2009.

For the fourth quarter and year ended December 31, 2010, the Company recorded $20.9 million in provision for loan losses related to covered loans that experienced credit quality deterioration.  The credit quality deterioration primarily related to collateral dependent loans for which the Company received updated appraisals during the fourth quarter of 2010 that reflected lower valuations.  As discussed earlier, this expense was offset by an 80% increase to the FDIC indemnification asset which increased noninterest income.

The provision for loan losses related to non-covered loans was $9.6 million for the fourth quarter of 2010, compared to $8.4 million in the third quarter of 2010 and $6.6 million in the fourth quarter of 2009.  The provision for loan losses for non-covered loans for the year ended December 31, 2010 was $33.6 million compared to $20.2 million recorded in 2009.  The higher provisions for loan losses were necessary primarily as a result of higher levels of classified and nonperforming assets and the impact of declining real estate values on the Company’s collateral dependent real estate loans.

Net charge-offs for the three and twelve months ended December 31, 2010 were $26.1 million and $42.5 million, respectively, compared to $3.7 million and $12.1 million for the corresponding periods in 2009.  Net charge-offs for the 2010 periods were impacted by $9.8 million in charge-offs of covered loans that were recorded in the fourth quarter of 2010.  In addition, during the fourth quarter of 2010, the Company recorded partial charge-offs of non-covered loans amounting to $8.6 million.  Previously, the Company recorded specific reserves on collateral deficient nonaccrual loans within the allowance for loan losses, but did not record charge-offs until the loans had been foreclosed upon.

The Company’s non-covered nonperforming assets amounted to $117 million at December 31, 2010, compared to $118 million at September 30, 2010, and $92 million at December 31, 2009.   At December 31, 2010, the ratio of non-covered nonperforming assets to total non-covered assets was 4.16%, compared to 4.16% at September 30, 2010, and 3.10% at December 31, 2009.

The Company’s nonperforming assets that are covered by FDIC loss share agreements amounted to $168 million at December 31, 2010, compared to $181 million at September 30, 2010, and $165 million at December 31, 2009.  The Company continues to submit reimbursement claims to the FDIC on a regular basis.

Noninterest Income

Total noninterest income was $14.9 million in the fourth quarter of 2010 compared to $6.3 million for the fourth quarter of 2009.  The increase in 2010 compared to the prior year was due to a $32.3 million adjustment to the FDIC indemnification asset necessary to reflect higher than expected claims resulting from deterioration in covered loans and foreclosed assets (partially offset by $22.7 million in foreclosure losses and write-downs on covered assets).

Noninterest income for the year ended December 31, 2010 amounted to $29.1 million compared to $89.5 million for 2009.  The year-to-date period in 2009 includes a $67.9 million bargain purchase gain related to the June 2009 failed bank acquisition.  For the year ended December 31, 2010, foreclosed property losses and write-downs amounted to $35.5 million, while indemnification asset income was $41.8 million.

During the three and twelve months ended December 31, 2010, the Company recorded $22.7 million and $34.5 million, respectively, in write-downs on covered foreclosed properties.  Subsequent to the failed bank acquisition in June 2009, the Company ordered appraisals on a majority of the acquired loans and foreclosed real estate.  The appraisal values indicated that the Company’s initial fair value estimates of the failed bank’s assets were too low.  Accordingly, as required by applicable accounting standards, during the second half of 2009, the Company retroactively wrote these assets up to the higher appraised values and the bargain purchase gain was increased from the originally stated $54 million to $68 million.  During 2010, most significantly during the fourth quarter of 2010, the Company obtained appraisals on a majority of its covered foreclosed properties, which included many of the same properties as in the prior year.  The appraised values were significantly lower than the values from a year earlier.  Accordingly, the Company wrote the assets down in 2010.  Consistent with the other failed bank accounting adjustments discussed earlier, the bottom line impact to pretax income of these write-downs was 20% of the gross write-downs.

As of December 31, 2010, approximately 91% of the amount of covered foreclosed properties had supporting appraisal valuations that were less than 6 months old.

For the three and twelve month periods ended December 31, 2010, service charges on deposits decreased compared to the same periods in 2009, due primarily to lower insufficient funds fee charges, which declined in the second half of 2010 as result of fewer instances of customers overdrawing their accounts.  This was partially a result of new regulations that took effect in the third quarter of 2010 that limit the Company’s ability to charge overdraft fees.

The line item “Other gains (losses)” was positively impacted by the fourth quarter sale of the Company’s merchant credit card processing portfolio, which resulted in a gain of $850,000.

Noninterest Expenses

Noninterest expenses amounted to $22.0 million in the fourth quarter of 2010, a 2.0% decrease from the $22.5 million recorded in the same period of 2009.  Noninterest expenses for the year ended December 31, 2010 amounted to $87.0 million, a 10.7% increase from the $78.6 million recorded in 2009.  The year to date increase is attributable to incremental operating expenses associated with the failed bank acquisition that occurred late in the second quarter of 2009.  Included in other operating expenses for 2010 are approximately $2.6 million in costs (net of FDIC reimbursements) associated with collection activities on loans and foreclosed properties covered by FDIC loss sharing agreements, compared to $0.8 million in 2009.

Balance Sheet and Capital

Total assets at December 31, 2010 amounted to $3.3 billion, a 7.5% decrease from a year earlier.  Total loans at December 31, 2010 amounted to $2.5 billion, a 7.5% decrease from a year earlier, and total deposits amounted to $2.7 billion at December 31, 2010, a 9.6% decrease from a year earlier.  The contraction of the Company’s balance sheet has been primarily a result of weak loan demand, which has allowed the Company to lessen its reliance on higher cost sources of funding.

The Company continues to experience a general decline in loans, with loans decreasing $199 million, or 7.5%, since December 31, 2009.  Although the Company originates and renews a significant amount of loans each month, normal paydowns of loans and loan foreclosures are exceeding new loan growth.  Overall, loan demand remains weak in most of the Company’s market areas.

The Company’s deposits declined by $281 million, or 9.6%, during 2010.  This decrease was primarily associated with time deposits, which are generally the highest cost source of funds for the Company.   The Company also experienced a $70 million decrease in NOW accounts during 2010, primarily as a result of two depositors who withdrew their funds late in the year in anticipation of the expiration of certain provisions of the FDIC transaction account guarantee program, which provided unlimited FDIC insurance for interest-bearing transaction accounts earning interest rates of up to 0.25%.  Brokered deposits remained at a low level at December 31, 2010, comprising just 5.4% of total deposits, with internet deposits comprising an additional 1.8%.

The Company remains well-capitalized by all regulatory standards with a Total Risk-Based Capital Ratio of 16.59% compared to the 10.00% minimum to be considered well-capitalized.  The Company’s tangible common equity to tangible assets ratio was 6.52% at December 31, 2010, an increase of 58 basis points from a year earlier.

The Company continues to maintain $65 million in preferred stock that was issued to the US Treasury in January 2009.  The Company has no immediate plans to redeem this stock.  This capital is being held as insurance against an uncertain economy.  Additionally, it provides support for growth opportunities, such as the Company’s recent FDIC-assisted bank acquisition (see below).

Comments of the President and Other Business Matters

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on today’s report, “Considering the economic challenges faced by our market areas in 2010, I am pleased to report net income for the year of close to $6 million.  Our capital remains very strong with all of our regulatory capital ratios being at least 50% higher than the well-capitalized threshold.  We are beginning to see signs of economic recovery, and I am optimistic that First Bank is well-positioned to benefit from the recovery.”

Mr. Ocheltree continued, “I would also like to say how much I enjoyed meeting our new First Bank employees and customers in Asheville last week.  We look forward to continuing the tradition of excellent community banking that you experienced with Bank of Asheville, and we appreciate your business.”

Mr. Ocheltree noted the following corporate developments:

•
On January 21, 2011, the Company announced that it had entered into a purchase and assumption agreement with the FDIC to purchase substantially all of the assets and liabilities of The Bank of Asheville.  As of December 31, 2010, The Bank of Asheville operated through five branches with approximately $210 million in total assets, including $162 million in loans, and $209 million in liabilities, including $205 million in deposits.  Financial information made available after the closing showed that First Bank acquired approximately $193 million in total assets, including $155 million in loans, and $196 million in liabilities, including $192 million in deposits.

•
The Company recently broke ground on the construction of a new branch facility in Shallotte, North Carolina, which will be located on Highway 130 – Whiteville Road.  This new branch is expected to open in the spring, with the Company’s existing Shallotte branch being moved into this new location.

•
On December 14, 2010, the Company announced a quarterly cash dividend of $0.08 cents per share payable on January 25, 2011 to shareholders of record on December 31, 2010.  This is the same dividend rate as the Company declared in the fourth quarter of 2009.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.5 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that now operates 97 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 6 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K.

First Bancorp - Financial Summary

	Three Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2010	2009	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$38,568	40,411
Interest on investment securities	1,733	1,751
Other interest income	123	252
Total interest income	40,424	42,414	(4.7%)
Interest expense
Interest on deposits	6,454	10,700
Other, primarily borrowings	400	681
Total interest expense	6,854	11,381	(39.8%)
Net interest income	33,570	31,033	8.2%
Provision for loan losses – non-covered loans	9,629	6,575	46.4%
Provision for loan losses – covered loans	20,916	−	n/m
Total provision for loan losses	30,545	6,575	364.6%
Net interest income after provision for loan losses	3,025	24,458	(87.6%)
Noninterest income
Service charges on deposit accounts	3,014	3,819
Other service charges, commissions, and fees	1,340	1,342
Fees from presold mortgages	597	658
Commissions from financial product sales	389	360
Foreclosed property losses and write-downs - covered	(22,697)	–
Foreclosed property losses and write-downs – non-covered	(876)	–
Indemnification asset income, net	32,344	–
Securities gains (losses)	1	9
Other gains (losses)	806	67
Total noninterest income	14,918	6,255	138.5%
Noninterest expenses
Personnel expense	11,557	11,760
Occupancy and equipment expense	2,472	3,143
Intangibles amortization	220	216
Acquisition expenses	–	261
Other operating expenses	7,759	7,078
Total noninterest expenses	22,008	22,458	(2.0%)
Income (loss) before income taxes	(4,065)	8,255	(149.2%)
Income tax expense (benefit)	(1,820)	2,987	(160.9%)
Net income (loss)	$(2,245)	5,268	(142.6%)

Preferred stock dividends and accretion	(1,027)	(1,014)

Net income (loss) available to common shareholders	$(3,272)	4,254	(176.9%)

Earnings (loss) per common share – basic	$(0.19)	0.25	(176.0%)
Earnings (loss) per common share – diluted	(0.19)	0.25	(176.0%)

ADDITIONAL INCOME STATEMENT INFORMATION

Net interest income, as reported	$33,570	31,033
Tax-equivalent adjustment (1)	361	247
Net interest income, tax-equivalent	$33,931	31,280	8.5%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp - Financial Summary - Page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2010	2009	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$151,292	148,007
Interest on investment securities	7,383	7,439
Other interest income	586	545
Total interest income	159,261	155,991	2.1%
Interest expense
Interest on deposits	29,930	45,518
Other, primarily borrowings	1,977	3,377
Total interest expense	31,907	48,895	(34.7%)
Net interest income	127,354	107,096	18.9%
Provision for loan losses – non-covered loans	33,646	20,186	66.7%
Provision for loan losses – covered loans	20,916	−	n/m
Total provision for loan losses	54,562	20,186	170.3%
Net interest income after provision for loan losses	72,792	86,910	(16.2%)
Noninterest income
Service charges on deposit accounts	13,422	13,854
Other service charges, commissions, and fees	5,420	4,987
Fees from presold mortgages	1,813	1,505
Commissions from financial product sales	1,476	1,524
Gain from acquisition	–	67,894
Foreclosed property losses and write-downs – covered	(34,527)	–
Foreclosed property losses and write-downs – non-covered	(984)	–
Indemnification asset income, net	41,808	–
Securities gains (losses)	26	(104)
Other gains (losses)	652	(142)
Total noninterest income	29,106	89,518	(67.5%)
Noninterest expenses
Personnel expense	45,290	41,588
Occupancy and equipment expense	11,126	10,405
Intangibles amortization	874	630
Acquisition expenses	–	1,343
Other operating expenses	29,666	24,585
Total noninterest expenses	86,956	78,551	10.7%
Income before income taxes	14,942	97,877	(84.7%)
Income tax expense	4,960	37,618	(86.8%)
Net income	$9,982	60,259	(83.4%)

Preferred stock dividends and accretion	(4,107)	(3,972)

Net income available to common shareholders	$5,875	56,287	(89.6%)

Earnings per share - basic	$0.35	3.38	(89.6%)
Earnings per share - diluted	0.35	3.37	(89.6%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$127,354	107,096
Tax-equivalent adjustment (1)	1,316	818
Net interest income, tax-equivalent	$128,670	107,914	19.2%

(1)       See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp - Financial Summary - page 3

	Three Months Ended December 31,		Twelve Months Ended December 31,
PERFORMANCE RATIOS (annualized)	2010	2009	2010	2009
Return on average assets (1)	(0.40%)	0.48%	0.18%	1.82%
Return on average common equity (2)	(4.48%)	6.15%	2.05%	22.55%
Net interest margin – tax-equivalent (3)	4.79%	3.92%	4.39%	3.81%
Efficiency ratio – tax-equivalent (3) (4)	45.05%	59.83%	55.11%	39.79%
Net charge-offs to average loans – non-covered	3.10%	0.69%	1.55%	0.56%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.32	0.32
Stated book value – common	16.64	16.59	16.64	16.59
Tangible book value – common	12.45	12.34	12.45	12.34
Common shares outstanding at end of period	16,801,426	16,722,423	16,801,426	16,722,423
Weighted average shares outstanding – basic	16,795,482	16,685,350	16,764,879	16,648,822
Weighted average shares outstanding – diluted	16,823,089	16,723,524	16,793,650	16,686,880

CAPITAL RATIOS
Tangible equity to tangible assets	8.54%	7.81%	8.54%	7.81%
Tangible common equity to tangible assets	6.52%	5.94%	6.52%	5.94%
Tier I leverage ratio	10.28%	9.30%	10.28%	9.30%
Tier I risk-based capital ratio	15.31%	13.88%	15.31%	13.88%
Total risk-based capital ratio	16.58%	15.14%	16.58%	15.14%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,225,655	3,520,632	$3,326,977	3,097,137
Loans	2,484,684	2,685,090	2,554,401	2,475,045
Earning assets	2,811,988	3,162,966	2,927,815	2,833,167
Deposits	2,722,162	2,913,738	2,807,161	2,549,709
Interest-bearing liabilities	2,543,070	2,859,989	2,655,195	2,497,304
Shareholders’ equity	354,715	339,321	350,908	313,173

(1) Calculated by dividing annualized net income available to common shareholders by average assets.
(2) Calculated by dividing annualized net income available to common shareholders by average common equity.
(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(4)  Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009

Net interest income – tax-equivalent (1)	$33,931	31,401	31,867	31,472	31,280
Taxable equivalent adjustment (1)	361	330	331	295	247
Net interest income	33,570	31,071	31,536	31,177	31,033
Provision for loan losses	30,545	8,391	8,003	7,623	6,575
Noninterest income	14,918	3,957	4,537	5,694	6,255
Noninterest expense	22,008	20,711	21,957	22,280	22,458
Income (loss) before income taxes	(4,065)	5,926	6,113	6,968	8,255
Income tax expense (benefit)	(1,820)	2,078	2,172	2,530	2,987
Net income (loss)	(2,245)	3,848	3,941	4,438	5,268
Preferred stock dividends and accretion	1,027	1,027	1,026	1,027	1,014
Net income (loss) available to common shareholders	(3,272)	2,821	2,915	3,411	4,254

Earnings (loss) per common share – basic	(0.19)	0.17	0.17	0.20	0.25
Earnings (loss) per common share – diluted	(0.19)	0.17	0.17	0.20	0.25

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp - Financial Summary – page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At Dec. 31, 2010	At Sept. 30, 2010	At Dec. 31, 2009	One Year Change
Assets
Cash and due from banks	$56,821	51,812	60,071	-5.4%
Interest bearing deposits with banks	155,181	267,863	290,801	-46.6%
Total cash and cash equivalents	212,002	319,675	350,872	-39.6%

Investment securities	235,200	194,708	214,168	9.8%
Presold mortgages	3,962	3,226	3,967	-0.1%

Loans – non-covered	2,083,004	2,096,439	2,132,843	-2.3%
Loans – covered by FDIC loss share agreements	371,128	413,735	520,022	-28.6%
Total loans	2,454,132	2,510,174	2,652,865	-7.5%
Allowance for loan losses – non-covered	(38,275)	(44,999)	(37,343)	2.5%
Allowance for loan losses – covered	(11,155)	−	−	n/m
Total allowance for loan losses	(49,430)	(44,999)	(37,343)	32.4%
Net loans	2,404,702	2,465,175	2,615,522	-8.1%

Premises and equipment	67,741	54,039	54,159	25.1%
FDIC indemnification asset	123,719	93,125	143,221	-13.6%
Intangible assets	70,358	70,577	70,948	-0.8%
Other real estate owned – non-covered	21,081	17,475	8,793	139.7%
Other real estate owned – covered	94,891	101,389	47,430	100.1%
Other assets	45,276	40,948	36,276	24.8%
Total assets	$3,278,932	3,360,337	3,545,356	-7.5%

Liabilities
Deposits:
Non-interest bearing demand	$292,759	290,388	272,422	7.5%
NOW accounts	292,623	370,654	362,366	-19.2%
Money market accounts	498,312	492,983	496,940	0.3%
Savings accounts	153,325	154,955	149,338	2.7%
Brokered time deposits	143,554	94,073	76,332	88.1%
Internet time deposits	46,801	53,246	128,024	-63.4%
Other time deposits > $100,000	602,371	641,970	704,128	-14.5%
Other time deposits	622,768	653,213	743,558	-16.2%
Total deposits	2,652,513	2,751,482	2,933,108	-9.6%

Repurchase agreements	54,460	68,157	64,058	-15.0%
Borrowings	196,870	158,907	176,811	11.3%
Other liabilities	30,486	30,836	28,996	5.1%
Total liabilities	2,934,329	3,009,382	3,202,973	-8.4%

Shareholders’ equity
Preferred stock	65,000	65,000	65,000	0.0%
Discount on preferred stock	(2,932)	(3,146)	(3,789)	-22.6%
Common stock	99,615	99,303	98,099	1.5%
Common stock warrants	4,592	4,592	4,592	0.0%
Retained earnings	183,413	188,028	182,908	0.3%
Accumulated other comprehensive income (loss)	(5,085)	(2,822)	(4,427)	14.9%
Total shareholders’ equity	344,603	350,955	342,383	0.6%
Total liabilities and shareholders’ equity	$3,278,932	3,360,337	3,545,356	-7.5%

First Bancorp - Financial Summary – page 5

	For the Three Months Ended
YIELD INFORMATION	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009

Yield on loans	6.16%	5.79%	5.86%	5.90%	5.97%
Yield on securities – tax-equivalent (1)	4.00%	4.26%	4.38%	4.13%	3.97%
Yield on other earning assets	0.41%	0.32%	0.32%	0.38%	0.36%
Yield on all interest earning assets	5.75%	5.36%	5.46%	5.37%	5.35%

Rate on interest bearing deposits	1.06%	1.16%	1.22%	1.32%	1.61%
Rate on other interest bearing liabilities	1.30%	1.52%	1.54%	1.41%	1.17%
Rate on all interest bearing liabilities	1.07%	1.17%	1.23%	1.32%	1.58%
Total cost of funds	0.96%	1.06%	1.11%	1.20%	1.44%

Net interest margin – tax-equivalent (2)	4.79%	4.30%	4.35%	4.16%	3.92%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)
Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS
	For the Three Months Ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
	Positive (negative) impact on net interest income

Interest income – reduced by premium amortization on loans	$(49)	(49)	(49)	(49)	(49)
Interest income – increased by accretion of loan discount	3,233	1,231	1,659	1,484	1,469
Interest expense – reduced by premium amortization of deposits	–	296	731	1,184	1,639
Interest expense – reduced by premium amortization of borrowings	37	72	116	116	116
Impact on net interest income	$3,221	1,550	2,457	2,735	3,175

	Year Ended
	December 31, 2010	December 31, 2009

Interest income – reduced by premium amortization on loans	$(196)	(196)
Interest income – increased by accretion of loan discount	7,607	1,469
Interest expense – reduced by premium amortization of deposits	2,211	3,911
Interest expense – reduced by premium amortization of borrowings	341	464
Impact on net interest income	$9,963	5,648

First Bancorp - Financial Summary - page 6

ASSET QUALITY DATA ($ in thousands)	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010	Dec. 31, 2009

Non-covered nonperforming assets
Nonaccrual loans	$62,326	80,318	73,152	63,415	62,206
Restructured loans	33,677	20,447	20,392	27,207	21,283
Accruing loans > 90 days past due	-	-	-	-	-
Total non-covered nonperforming loans	96,003	100,765	93,544	90,622	83,489
Other real estate	21,081	17,475	14,690	10,818	8,793
Total non-covered nonperforming assets	$117,084	118,240	108,234	101,440	92,282

Covered nonperforming assets (1)
Nonaccrual loans (2)	$58,466	75,116	98,669	105,043	117,916
Restructured loans	14,359	4,160	8,450	11,379	-
Accruing loans > 90 days past due	-	-	-	-	-
Total covered nonperforming loans	72,825	79,276	107,119	116,422	117,916
Other real estate	94,891	101,389	80,074	68,044	47,430
Total covered nonperforming assets	$167,716	180,665	187,193	184,466	165,346

Total nonperforming assets	$284,800	298,905	295,427	285,906	257,628
Asset Quality Ratios – All Assets
Net charge-offs to average loans - annualized	4.17%	0.88%	0.85%	0.81%	0.54%
Nonperforming loans to total loans	6.88%	7.17%	7.86%	7.94%	7.59%
Nonperforming assets to total assets	8.69%	8.90%	8.90%	8.43%	7.27%
Allowance for loan losses to total loans	2.01%	1.79%	1.65%	1.52%	1.41%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average loans – non-covered - annualized	3.10%	1.06%	1.04%	1.01%	0.69%
Non-covered nonperforming loans to non-covered loans	4.61%	4.81%	4.46%	4.28%	3.91%
Non-covered nonperforming assets to total non-covered assets	4.16%	4.16%	3.89%	3.58%	3.10%
Allowance for loan losses to non-covered loans	1.84%	2.15%	2.01%	1.87%	1.75%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.
(2) At December 31, 2010, the contractual balance of the nonaccrual loans covered by the FDIC loss share agreements was $86.2 million.